Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals Reports Fourth Quarter and Full Year 2019 Results

-- Q4 2019 net income was $0.07 per basic and diluted share and adjusted non-GAAP net income was $0.49 per basic and $0.48 per diluted share –

-- FY 2019 net income was $1.04 per basic and $1.01 per diluted share and adjusted non-GAAP net income was $2.68 per basic and $2.61 per diluted share --

-- Significant pipeline advancements position Eagle for five potential commercial launches over next three years --

-- Company anticipates strong 2020 growth for total revenue and gross profit based on strength of marketed products, and assuming an on-time approval for RYANODEX® for exertional heat stroke and affirmation of orphan drug decision by the Appellate Court for BENDEKA® --

-- Received final approval from the U.S. Food and Drug Administration (“FDA”) for PEMFEXY™ (pemetrexed for injection), for an initial entry of PEMFEXY on February 1, 2022, and a subsequent uncapped entry on April 1, 2022 --

-- Resubmitted NDA for RYANODEX (dantrolene sodium for injectable suspension) for the treatment of exertional heat stroke with a PDUFA date of July 8, 2020 --

-- Entered into collaborations with NorthShore University HealthSystem and the University of Pennsylvania to investigate the potential use of RYANODEX for the treatment of traumatic brain injury, including concussion, and Alzheimer’s disease, respectively --

WOODCLIFF LAKE, NJ—March 2, 2020—Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced financial results for the three and twelve months ended December 31, 2019.

Business and Recent Highlights:

•	On a non-GAAP basis, invested $14 million, or $0.63 per diluted share in Q4 2019, to advance the Company’s pipeline, bringing total R&D, plus legal expenses related to Vasopressin and PEMFEXY, for the full year to $43 million, or $2.30 per diluted share.

•	Received final approval from FDA for its novel product, PEMFEXY™ (ready-to-dilute pemetrexed for injection), a branded alternative to ALIMTA®. This approval follows the Company’s settlement agreement with Eli Lilly and Company in December 2019 and allows for an initial entry of PEMFEXY (equivalent to approximately a three-week supply of current ALIMTA utilization) on February 1, 2022, and a subsequent uncapped entry on April 1, 2022.

•	Entitled to a milestone payment from Japanese licensing partner SymBio, upon approval of its ready-to-dilute bendamustine product, TREAKISYM, expected in September; future royalties and milestones could range from $10 million to $25 million per year for launches of the 500 ml bag and then the 50 ml bag.

•	Announced collaboration and agreement on terms for an exclusive worldwide license with the University of Pennsylvania (“UPenn”) for the development of dantrolene sodium for the potential treatment of people living with Alzheimer’s disease. At the 2019 Alzheimer's Association International Conference in July, Eagle and UPenn shared results from a proof-of-concept preclinical study documenting that intranasal administration of dantrolene sodium provided therapeutic effects on memory and cognition in an animal model.

Page 2: Eagle Pharmaceuticals Reports Fourth Quarter 2019 Results

•	Resubmitted New Drug Application (“NDA”) for RYANODEX for the treatment of exertional heat stroke (“EHS”), in conjunction with body cooling, to FDA. Eagle anticipates approval by its PDUFA date of July 8, 2020, with the potential to be commercially available for the upcoming heat season.

•	Announced a strategic collaboration with TYME Technologies to advance pivotal trials and commercialization of SM-88, an investigational oral tyrosine derivative that is believed to interrupt the metabolic processes of cancer cells, leading to cell death through oxidative stress and exposure to the body's immune system. Eagle will be responsible for 25% of the promotional sales efforts of SM-88 and will receive 15% of net revenues of SM-88 in the United States. TYME retains all commercial rights to SM-88 outside the U.S. and reserves the right to repurchase Eagle’s U.S. co-promotion right for $200 million.

•	Entered into a research agreement with NorthShore University HealthSystem to study dantrolene sodium for the treatment of traumatic brain injury (“TBI”), including concussion, for which there are currently no drug treatments. A readout of data on the current animal studies is expected later this year. After completion of the study, Eagle plans to meet with the FDA and discuss the path forward, including the design of human studies.

•	Granted Orphan Drug Designation by FDA for RYANODEX for the treatment of exposure to organophosphates, a class of chemicals that includes potent pesticides and chemical weapons, known as nerve agents (“NA”).

•	Eagle is currently working on the design of a second study for RYANODEX for the treatment of brain damage secondary to NA exposure. This indication is being developed under the FDA’s “Animal Rule,” which requires that efficacy studies are conducted in two animal species. The Company expects to commence the study this year, with the intention to file an NDA for this indication before year-end 2020.

•	Completed dosing in pilot clinical study of its innovative fulvestrant product candidate, a novel therapeutic that has the potential to enhance estrogen receptor (“ER") inhibition and improve patient outcomes in ER positive breast cancer patients. Initial data from the pilot study has not yielded the anticipated results. The Company has additional clinical work under way and remains encouraged about the outcome of this important program.

Financial Highlights

Fourth Quarter 2019

•	Total revenue for Q4 2019 was $48.3 million, compared to $56.1 million in Q4 2018, primarily reflecting lower product sales of BENDEKA and RYANODEX and lower argatroban royalty revenue, partially offset by higher product sales of BELRAPZO® and higher BENDEKA royalty revenue following an increase in the royalty rate effective October 1, 2019.

•	Q4 2019 net income was $1.0 million, or $0.07 per basic and diluted share, compared to net income of $12.6 million, or $0.88 per basic and $0.86 per diluted share in Q4 2018.

•	Q4 2019 adjusted non-GAAP net income was $6.7 million, or $0.49 per basic and $0.48 per diluted share, compared to adjusted non-GAAP net income of $17.7 million, or $1.23 per basic and $1.20 per diluted share, in Q4 2018.

Page 3: Eagle Pharmaceuticals Reports Fourth Quarter 2019 Results

•	Cash and cash equivalents were $109.8 million, net accounts receivable was $48.0 million, and debt was $39.0 million as of December 31, 2019.

Full Year 2019

•	Total revenue for the 12 months ended December 31, 2019 was $195.9 million, compared to $213.3 million in 2018. 2019 included a $9.0 million milestone payment for BENDEKA.

•	2019 net income was $14.3 million, or $1.04 per basic and $1.01 per diluted share, compared to net income of $31.9 million, or $2.16 per basic and $2.09 per diluted share in 2018.

•	2019 adjusted non-GAAP net income was $36.9 million, or $2.68 per basic and $2.61 per diluted share, compared to adjusted non-GAAP net income of $59.2 million, or $4.01 per basic and $3.87 per diluted share in 2018.

•	From August 2016 through December 31, 2019, Eagle has repurchased $171.9 million of its common stock.

“Based on the current strength of our marketed products, and assuming an on-time approval for RYANODEX for exertional heat stroke and an affirmation of our orphan drug decision by the Appellate Court for BENDEKA, we believe that 2020 could be the best year in Eagle’s history in terms of total revenue and gross profit. We believe we are at the start of what could be a period of accelerated growth for Eagle,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.

“We have multiple product candidates underway that have the potential to expand treatment options and provide first-in-class therapies to bridge significant care gaps across CNS/critical care and oncology patient populations. With a number of exciting studies under way in our critical care and oncology pipeline, we look forward to multiple data readouts this year, all of which will help us progress these important initiatives. We remain focused on realizing the full potential of our pipeline assets and creating value for our stakeholders,” concluded Tarriff.

Fourth Quarter 2019 Financial Results

Total revenue for the three months ended December 31, 2019 was $48.3 million, as compared to $56.1 million for the three months ended December 31, 2018.

Q4 2019 BELRAPZO product sales were $7.6 million, compared to $6.8 million in Q4 2018.

Q4 2019 RYANODEX product sales were $3.5 million, compared to $5.1 million in Q4 2018.

Royalty revenue was $32.8 million in the fourth quarter of 2019, compared to $35.7 million in the fourth quarter of 2018. BENDEKA royalties were $32.4 million in the fourth quarter of 2019, compared to $31.9 million in the fourth quarter of 2018. A summary of total revenue is outlined below:

Page 4: Eagle Pharmaceuticals Reports Fourth Quarter 2019 Results

	Three Months Ended December 31,
	2019	2018
	(unaudited)	(unaudited)
Revenue (in thousands):
Product sales	$15,421	$20,343
Royalty revenue	32,837	35,711
Total revenue	$48,258	$56,054

Gross Margin was 76% during the fourth quarter of 2019, as compared to 67% in the fourth quarter of 2018. The expansion in gross margin in the fourth quarter of 2019 was primarily driven by a decrease in BENDEKA product sales to our marketing partner, on which Eagle earns no profit, and the increase in BENDEKA royalty revenue.

R&D expense was $11.3 million for the fourth quarter of 2019, compared to $5.9 million in the fourth quarter of 2018. The increase is largely attributable to spending on fulvestrant and payroll expenses. Excluding stock-based compensation and other non-cash and non-recurring items, R&D expense during the fourth quarter of 2019 was $9.1 million.

SG&A expense in the fourth quarter of 2019 increased to $22.5 million compared to $15.5 million in the fourth quarter of 2018. External legal spend associated with litigation on pemetrexed and vasopressin, as well as payroll costs, account for the year-over-year increase. Excluding stock-based compensation and other non-cash and non-recurring items, fourth quarter 2019 SG&A expense was $17.8 million.

Net income for the fourth quarter of 2019 was $1.0 million, or $0.07 per basic and diluted share, compared to net income of $12.6 million, or $0.88 per basic and $0.86 per diluted share, in the fourth quarter of 2018, due to the factors discussed above.

Adjusted non-GAAP net income for the fourth quarter of 2019 was $6.7 million, or $0.49 per basic and $0.48 per diluted share, compared to adjusted non-GAAP net income of $17.7 million or $1.23 per basic and $1.20 per diluted share in the fourth quarter of 2018. For a full reconciliation of adjusted non-GAAP net income to the most comparable GAAP financial measures, please see the tables at the end of this press release.

Full Year 2019 Financial Results

Total revenue for the year ended December 31, 2019 was $195.9 million, as compared to $213.3 million for the year ended December 31, 2018. A summary of total revenue is outlined below:

	Twelve Months Ended December 31,
	2019	2018
Revenue (in thousands):
Product sales	$73,989	$70,835
Royalty revenue	112,903	142,927
License and other income	9,000	—
Total revenue	$195,892	$213,312

Page 5: Eagle Pharmaceuticals Reports Fourth Quarter 2019 Results

Product sales increased $3.6 million in the year ended December 31, 2019, primarily driven by increases in sales of BELRAPZO and BENDEKA. The increased sales were partially offset by decreases in product sales of RYANODEX due to lower volume on a low reorder cycle period and the discontinuation of Non-Alcohol Docetaxel Injection in September 2018. Royalty revenue totaled $112.9 million in 2019 compared to $142.9 million in 2018. BENDEKA royalties were $111.2 million in 2019, compared to $134.4 million in 2018. In 2019, Eagle received a milestone payment of $9 million for BENDEKA.

Gross margin was 69% in 2019, as compared to 71% in 2018. The compression in gross margin in 2019 was primarily driven by an increase in product sales of BELRAPZO, an increase in BENDEKA product sales to our marketing partner, on which Eagle earns no profit, the decrease in RYANODEX product sales, and the decrease in BENDEKA royalty revenue.

R&D expense decreased to $36.8 million in 2019, compared to $44.4 million in 2018, primarily reflecting a decrease in project spending for the Company’s fulvestrant formulation, partially offset by the cost of bringing vasopressin to market. Excluding stock-based compensation and other non-cash and non-recurring items, R&D expense in 2019 was $31.1 million.

SG&A expenses increased by $15.9 million to $76.4 million in 2019, compared to $60.5 million in 2018. External legal spend associated with litigation on pemetrexed and vasopressin, as well as payroll costs, account for the year-over-year increase. Excluding stock-based compensation and other non-cash and non-recurring items, SG&A expense in 2019 was $56.4 million.

Net income for the year ended December 31, 2019 was $14.3 million or $1.04 per basic and $1.01 per diluted share as compared to net income of $31.9 million or $2.16 per basic and $2.09 per diluted share for the year ended December 31, 2018, as a result of the factors discussed above.

Adjusted non-GAAP net income for 2019 was $36.9 million, or $2.68 per basic and $2.61 per diluted share, compared to adjusted non-GAAP net income of $59.2 million, or $4.01 per basic and $3.87 per diluted share in 2018.

2020 Expense Guidance

•	R&D spend in 2020, on a non-GAAP basis, is expected to be $46-$50 million, as compared to $31.1 million in 2019.

•	SG&A spend in 2020, on a non-GAAP basis, is expected to be $61-$64 million, as compared to $56.4 million in 2019.

The guidance provided in this section represents forward-looking information, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this press release.

Liquidity

As of December 31, 2019, the Company had $109.8 million in cash and cash equivalents plus $48.0 million in net accounts receivable, $38.3 million of which was due from Teva Pharmaceutical Industries Ltd. The Company had $39.0 million in outstanding debt. Therefore, at December 31, 2019, the Company had net cash plus receivables of $118.8 million.

Page 6: Eagle Pharmaceuticals Reports Fourth Quarter 2019 Results

In the fourth quarter of 2019, we purchased $3.0 million of Eagle’s common stock as part of our $150.0 million Share Repurchase Program. From August 2016 through December 31, 2019, we have repurchased $171.9 million of our common stock.

Conference Call

As previously announced, Eagle management will host its fourth quarter 2019 conference call as follows:

Date	Monday, March 2, 2020

Time	8:30 A.M. EDT

Toll free (U.S.)	877-876-9173

International	785-424-1667

Webcast (live and replay)	www.eagleus.com, under the “Investor + News” section

A replay of the conference call will be available for one week after the call's completion by dialing 800-839-3020 (US) or 402-220-7234 (International) and entering conference call ID EGRXQ419. The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a pharmaceutical company focused on developing and commercializing innovative and differentiated injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Additional information is available on the Company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” “guidance,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events such as: the Company’s clinical development plan for its fulvestrant formulation, as well as the development efforts for the other product candidates in its portfolio; the Company’s assumptions with respect to RYANODEX for EHS and the orphan drug appellate decision for BENDEKA; approval of SymBio’s product, TREAKISYM, and whether such approval will be on-time;  the Company’s timing and ability to repurchase additional shares of the Company’s common stock, if any, under its share repurchase program; the Company’s expense guidance for fiscal year 2020; the Company's ability to deliver value in 2020 and over the long term; and the Company’s plans and ability to advance the products in its pipeline. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: whether the Company will incur unforeseen expenses or liabilities or other market factors; whether Eagle will successfully implement its development plan for its fulvestrant formulation or other product candidates; whether the FDA will ultimately approve the products in its pipeline for any indications; whether the Company can successfully market and commercialize its product candidates, including RYANODEX, BENDEKA and BELRAPZO, in the treatment of any indications; fluctuations in the trading volume and market price of shares of the Company's common stock and management's determination of alternative needs and uses of the Company's cash resources, all of which may affect the Company's long-term performance; the success of the Company’s relationships with its partners, including the United States Army Medical Research Institute of Chemical Defense, the University of Pennsylvania, Teva, Tyme and NorthShore University HealthSystem and the parties’ ability to work effectively together; whether Eagle and its commercial partners will successfully perform their respective obligations under their respective agreements; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of our products or that may have an impact on any of our products; successful compliance with the FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions, including the potential adverse effects of public health issues, such as the coronavirus outbreak, on economic activity and the performance of the financial markets generally; the strength and enforceability of our intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; that Eagle’s redirection of resources to other products in its pipeline may not be successful; and other factors that are discussed in Eagle’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and the Company does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Page 7: Eagle Pharmaceuticals Reports Fourth Quarter 2019 Results

Non-GAAP Financial Performance Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted non-GAAP net income and adjusted non-GAAP earnings per share attributable to Eagle. The Company believes these measures provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.

Adjusted non-GAAP net income excludes stock-based compensation expense, depreciation expense, amortization expense, change in fair value of contingent consideration, severance, debt issuance costs, non-cash interest expense, expense of acquired in-process research and development, asset impairment charge, restructuring charge and the tax effect of these adjustments. The Company believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results and understanding projected operating performance. Non-GAAP financial measures provide the Company and its investors with an indication of the Company’s baseline performance before items that are considered by the Company not to be reflective of the Company’s ongoing results. See the attached Reconciliation of GAAP to Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Earnings per Share and Reconciliation of GAAP to Adjusted Non-GAAP EBITDA for details of the amounts excluded and included to arrive at adjusted non-GAAP net income, adjusted non-GAAP earnings per share amounts, and adjusted non-GAAP EBITDA amounts, respectively.

These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly-filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Page 8: Eagle Pharmaceuticals Reports Fourth Quarter 2019 Results

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Public Relations for Eagle Pharmaceuticals, Inc.:

Rose Ramseth

WE Communications

T: 212-551-4841

M: 206-898-7551

E: rramseth@we-worldwide.com

-- Financial tables follow –

Page 9: Eagle Pharmaceuticals Reports Fourth Quarter 2019 Results

EAGLE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$109,775	$78,791
Accounts receivable, net	48,004	66,486
Inventories	6,566	8,304
Prepaid expenses and other current assets	15,104	10,263
Total current assets	179,449	163,844
Property and equipment, net	2,202	2,397
Intangible assets, net	15,583	18,103
Goodwill	39,743	39,743
Deferred tax asset, net	13,669	13,822
Other assets	3,908	694
Total assets	$254,554	$238,603
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,462	$9,917
Accrued expenses and other liabilities	28,361	23,519
Current portion of long-term debt	5,000	6,250
Total current liabilities	38,823	39,686

Other long-term liabilities	3,000	—
Long-term debt, less current portion	33,557	38,155
Total liabilities	75,380	77,841

Stockholders' equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of December 31, 2019 and 2018	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 16,537,846 and 16,504,283 shares issued as of December 31, 2019 and 2018, respectively	17	17
Additional paid in capital	278,518	256,458
Retained earnings	72,500	58,187
Treasury stock, at cost, 2,907,687 and 2,590,258 shares as of December 31, 2019 and 2018, respectively	(171,861)	(153,900)
Total stockholders' equity	179,174	160,762
Total liabilities and stockholders' equity	$254,554	$238,603

Page 10: Eagle Pharmaceuticals Reports Fourth Quarter 2019 Results

EAGLE PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)
Revenue:
Product sales	$15,421	$20,343	$73,989	$70,385
Royalty revenue	32,837	35,711	112,903	142,927
License and other revenue	—	—	9,000	—
Total revenue	48,258	56,054	195,892	213,312
Operating expenses:
Cost of product sales	8,025	12,455	47,891	42,374
Cost of royalty revenue	3,566	6,102	13,006	19,542
Research and development	11,306	5,859	36,810	44,419
Selling, general and administrative	22,464	15,476	76,370	60,509
Restructuring charge	—	432	—	7,911
Asset impairment charge	—	—	—	2,704
Change in fair value of contingent consideration	—	—	—	(763)
Total operating expenses	45,361	40,324	174,077	176,696
Income from operations	2,897	15,730	21,815	36,616
Interest income	468	122	2,169	158
Interest expense	(707)	(618)	(2,686)	(2,736)
Other income	700	—	700	—
Total other income (expense), net	461	(496)	183	(2,578)
Income before income tax	3,358	15,234	21,998	34,038
Income tax provision	2,353	2,644	7,685	2,135
Net Income	$1,005	$12,590	$14,313	$31,903
Earnings per share:
Basic	$0.07	$0.88	$1.04	$2.16
Diluted	$0.07	$0.86	$1.01	$2.09
Weighted average number of common shares outstanding:
Basic	13,646,043	14,367,077	13,754,516	14,768,625
Diluted	14,121,179	14,685,525	14,138,733	15,278,651

Page 11: Eagle Pharmaceuticals Reports Fourth Quarter 2019 Results

EAGLE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$14,313	$31,903
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	152	(2,468)
Depreciation expense	2,131	1,155
Amortization expense	2,520	2,515
Stock-based compensation expense	21,998	19,082
Change in fair value of contingent consideration	—	(763)
Amortization of debt issuance costs	480	376
Asset impairment charge	—	2,704
Non-cash restructuring charge	—	5,769
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	18,481	(12,665)
Inventories	1,739	(5,556)
Prepaid expenses and other current assets	(4,841)	4,838
Other assets	(599)	(570)
Accounts payable	(4,455)	(2,064)
Accrued expenses and other liabilities	4,067	8,128
Net cash provided by operating activities	55,986	52,384
Cash flows from investing activities:
Purchase of property and equipment	(777)	(133)
Net cash used in investing activities	(777)	(133)
Cash flows from financing activities:
Repurchases of common stock	(17,961)	(73,105)
Payment of contingent consideration	—	(15,000)
Payment of debt	(6,000)	(3,750)
Payment of debt financing costs	(326)	—
Payment of employee withholding tax upon vesting of stock-based awards	(198)	—
Payments for employee net option exercises	—	(4,877)
Proceeds from common stock option exercises	260	8,615
Net cash used in financing activities	(24,225)	(88,117)
Net increase (decrease) in cash and cash equivalents	30,984	(35,866)
Cash and cash equivalents at beginning of period	78,791	114,657
Cash and cash equivalents at end of period	$109,775	$78,791

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes, net	$6,673	$2,281
Interest	2,478	2,084
Right-of-use asset obtained in exchange for lease obligation - lease amendment	3,716	—

Page 12: Eagle Pharmaceuticals Reports Fourth Quarter 2019 Results

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET INCOME AND

ADJUSTED NON-GAAP EARNINGS PER SHARE

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income - GAAP	$1,005	$12,590	$14,313	$31,903

Adjustments:
Cost of product revenues:
Amortization expense	225	194	900	895
Research and development:
Stock-based compensation expense	1,122	920	4,442	4,014
Depreciation expense	76	65	286	470
Expense of acquired in-process research & development	500	500	500	1,700
Severance	455	—	455	466
Selling, general and administrative:
Stock-based compensation expense	4,061	3,650	17,556	15,068
Amortization expense	405	405	1,620	1,620
Depreciation expense	171	172	686	685
Debt issuance costs	88	—	88	—
Other:
Non-cash interest expense	198	94	480	376
Change in fair value of contingent consideration	—	—	—	(763)
Asset impairment charge	—	—	—	2,704
Restructuring charge	—	431	—	7,911
Tax effect of the non-GAAP adjustments	(1,558)	(1,363)	(4,433)	(7,894)

Adjusted non-GAAP net income	$6,748	$17,658	$36,893	$59,155

Adjusted non-GAAP earnings per share:
Basic	$0.49	$1.23	$2.68	$4.01
Diluted	$0.48	$1.20	$2.61	$3.87
Weighted number of common shares outstanding:
Basic	13,646,043	14,367,077	13,754,516	14,768,625
Diluted	14,121,179	14,685,525	14,138,733	15,278,651

Page 13: Eagle Pharmaceuticals Reports Fourth Quarter 2019 Results

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP EBITDA

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income - GAAP	$1,005	$12,590	$14,313	$31,903

Add back:
Interest expense, net of interest income	239	496	517	2,579
Income tax provision	2,353	2,644	7,685	2,135
Depreciation and amortization expense	877	836	3,492	3,670

Add back:
Stock-based compensation expense	5,183	4,570	21,998	19,082
Change in fair value of contingent consideration	—	—	—	(763)
Debt issuance costs	88	—	88	—
Asset impairment charge	—	—	—	2,704
Expense of acquired in-process research & development	500	500	500	1,700
Severance	455	—	455	466
Restructuring charge	—	431	—	7,911
Adjusted Non-GAAP EBITDA	$10,700	$22,067	$49,048	$71,387